Exhibit 4

                           AMERICAN BUILDINGS COMPANY
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purpose.

     The purpose of this Stock Option Plan for Non-Employee Directors (the "Plan") of American Buildings Company (the "Corporation") is to strengthen the Corporation's ability to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Corporation's business by serving as members of the Corporation's Board of Directors and to provide additional incentive for such directors to continue to work for the best interests of the Corporation and its stockholders through ownership of its Common Stock, $.01 par value (the "Common Stock"). Accordingly, the Corporation will grant to each non-employee director options to purchase shares of the Corporation's Common Stock on the terms and conditions hereafter established.

     2. Stock Subject to Plan.

     The Corporation may issue and sell a total of 260,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Corporation in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

     3. Administration of the Plan.

     The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any other matters related to the Plan shall be final. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

     The Board of Directors may at any time amend, alter, suspend or terminate the Plan; provided, however, that any such action would not impair any option to purchase Common Stock theretofore granted under the Plan; and provided further that without the approval of the Corporation's stockholders, no amendments or alterations would be made which would (i) increase the number of shares of Common Stock that may be purchased by each non-employee director under the Plan (except as permitted by Paragraph 10), (ii) increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan (except as permitted by Paragraph 10), (iii) decrease the option exercise price (except as permitted by Paragraph 10), or (iv) extend the period during which outstanding options granted under the Plan may be exercised; and provided further that Paragraph 5 of the Plan shall not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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     4. Eligibility.

     All non-employee directors of the Corporation shall be eligible to receive options under the Plan. Receipt of stock options under any other stock option plan maintained by the Corporation or any subsidiary shall not, for that reason, preclude a director from receiving options under the Plan.

     5. Grants.

          (i) Except as set forth in Paragraph 5(iii) below, each non-employee director shall be issued an option to purchase 7,500 shares of the Corporation's Common Stock (the "Initial Option") on the date of his initial election or appointment to the Board of Directors (the "Initial Grant Date") at the following price for the following term and otherwise in accordance with the terms of the Plan:

               (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the Initial Grant Date; provided, however, that with respect to all non-employee directors who are or become directors prior to the closing of an underwritten offering of shares of the Corporation's Common Stock to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, the option exercise price per share of Common Stock shall be the initial public offering price (before deducting underwriting discounts and commissions).

               (b) Except as provided herein, the term of an Initial Option shall be for a period of ten (10) years from the Initial Grant Date.

          (ii) In addition, each non-employee director shall, on each anniversary of the Initial Grant Date (the "Additional Grant Date"), if he is still a non-employee director on such date, be granted an option to purchase 5,000 shares of the Corporation's Common Stock (the "Additional Option") at the following price for the following term and otherwise in accordance with the terms of the Plan:

               (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

               (b) Except as provided herein, the term of an Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

          (iii) In the case of Messrs. Dennis M. Galgano, Holcombe T. Green, Jr., Harold Levy, David Lichtenstein, Douglas Newhouse, Ralph Saul, William Selden, Michael Shannon, Robert Shapiro and Kendrick Wilson III, who were elected directors of the Corporation on January 19, 1993, February 25, 1994, January 19, 1993, March 27, 1991, January 19, 1993, May 11, 1993,
     January 19, 1993, March 27, 1991, May 11, 1993 and February 25, 1994,
     Options for each to purchase 7,500 shares of the Corporation's Common Stock shall be granted under the Plan on February 25, 1994, the date of the Plan's adoption by the Board of Directors, and February 25, 1994, shall be the Initial Grant Date for each of these persons for purposes of Section 5
     (ii). Such Options may not be exercised unless and until the stockholders of the Corporation approve the Plan.


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          (iv) "Fair Market Value" shall mean, for each Grant Date, (A) if the
     Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the average of the high and low sale price of the Common Stock on such date or, if no sale takes place on such date, the average of the highest closing bid and lowest closing asked prices of the Common Stock on such exchange, in each case as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the average of the high and low sale prices of the Common Stock on such date on the NASDAQ National Market System or, if no shares of Common Stock are then quoted on the NASDAQ National Market System, the average of the closing bid and highest asked prices of the Common Stock on such date on NASDAQ or, if no shares of Common Stock are then quoted on NASDAQ, the average of the highest bid and lowest asked prices of the Common Stock on such date as reported in the over-the-counter system. If no closing bid and highest asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of Common Stock (assuming for the purposes of this calculation the economic equivalence of all shares of classes of capital stock), as determined on a fully diluted basis in good faith by the Board, as of a date which is 15 days preceding such Grant Date.

          (v) Options granted hereunder shall not be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     6. Regulatory Compliance and Listing.

     The issuance or delivery of any Option may be postponed by the Corporation for such period as may be required to comply with the Federal securities laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such Options, and the Corporation shall not be obligated to issue or deliver any Options if the issuance or delivery of such options would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

     7. Restrictions on Exercisability and Sale.

          (i) Subject to Paragraph 7(ii) below, each Option granted under the Plan shall become exercisable as to 25% of the total number of shares issuable under such Option on the date which is six months after the Grant Date of such Option and on each of the three successive one-year anniversaries of the Grant Date of such Option; provided, however, that with respect to Messrs. Dennis M. Galgano, Holcombe T. Green, Jr., Harold Levy, David Lichtenstein, Douglas Newhouse, Ralph Saul, William Selden, Michael Shannon, Robert Shapiro and Kendrick Wilson III, the Grant Date for the Initial Option grant shall be the date of the initial election or appointment to the Board.

          (ii) Notwithstanding anything herein to the contrary, if the shares of Common Stock issuable upon exercise of Options granted under the Plan have not been registered under the Securities Act of 1993, as amended, the Board may condition the exercisability of Options upon compliance with applicable federal and state securities laws.

     8. Cessation as Director.

     In the event that the holder of an Option granted pursuant to the Plan shall cease to be a director of the Corporation for any reason such holder may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Corporation, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Corporation.

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     9. Death.

     In the event that a holder of an Option granted pursuant to the Plan shall die, his estate, personal representative or beneficiary may exercise any portion of the Option that was exercisable by the deceased Optionee at the time of his death, but only to the extent such Option is exercisable as of such date, within twelve months after the date of his death.

     10. Stock Splits, Mergers, etc.

     In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, consolidation, sale of stock or similar transaction which results in a change in control of the Corporation, the Corporation will make a reasonable effort, but shall not be required, to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

     11. Transferability.

     Options are not assignable or transferable, except upon the optionholder's death to a beneficiary designated by the optionee in accordance with procedures established the Board or, if no designated beneficiary shall survive the optionholder, pursuant to the optionholder's will or by the laws of descent and distribution, to the extent set forth in Paragraph 9, and during the optionholder's lifetime, may be exercised only by him.

     12. Exercise of Options.

     An optionholder electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock covered by his Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his option.

     13. Payment.

     The Option exercise price shall be payable in cash, check or in shares of Common Stock upon the exercise of the Option. If the shares of Common Stock are tendered as payment of the Option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Corporation shall instead return the difference in cash or by check to the optionholder.

     14. Obligation to Exercise Option.

     The granting of an Option shall impose no obligation on the director to exercise such option.

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     15. Continuance as Director.

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's stockholders.

     16. Number of Shares of Common Stock; Reverse Stock Split Required.

     It is expressly understood and agreed that the number of shares of Common Stock set forth in the Plan reflects and gives effect to the reverse stock split of the Corporation's Common Stock approved by the Corporation's Board of Directors on February 25, 1994 (the "Reverse Split"). Notwithstanding anything herein to the contrary, the options granted hereunder may not be exercised unless and until the amendment to the Corporation's Restated Certificate of Incorporation reflecting the Reverse Split has been filed with the Secretary of State of Delaware.

     17. Term of Plan.

     The Plan shall be effective as of the date on which it is adopted by the Board, subject to the approval of the stockholders of the Corporation within one year from the date of adoption by the Board. The Plan will terminate on the date ten years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).


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